Exhibit 99.1

NEWS RELEASE
Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

ALPHONSE J. LARIVIERE, JR. NAMED PRESIDENT OF KAMAN DISTRIBUTION GROUP

BLOOMFIELD, Connecticut (November 9, 2017) - Kaman Corp. (NYSE:KAMN) today announced that Alphonse J. Lariviere, Jr., 58, has been appointed to serve as President of the Company’s distribution segment effective immediately, assuming the position previously held by Steven J. Smidler.

Lariviere has served in various roles with Kaman Corporation since 2004 most recently as Senior Vice President - Finance & Administration of the Distribution segment. Previous Kaman positions include; President Composite Structures, Aerospace Group Senior Vice President-Finance, and Helicopters Division Vice President-Finance. Prior to his arrival at Kaman, Mr. Lariviere served as VP Global Shared Services at Garlock Sealing Technologies, and was with Goodrich Pump & Engine Controls working through increasingly responsible roles and ultimately being named Vice President Finance.

“Al’s broad based experience throughout his career in general management, finance, supply chain management and customer service make him an ideal candidate to lead our Distribution Group. He is a strong leader with a proven track record of growth and accountability. His initial focus will be to spearhead efforts to increase the growth and profitability of our Distribution business” stated Neal J. Keating, Chairman, President and Chief Executive Officer.

Lariviere received a Master of Business Administration degree with a concentration in Finance from Rensselaer Polytechnic Institute, and he holds a bachelor’s degree in accounting from Southern New Hampshire University.

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of  our SH-2G Super Seasprite maritime helicopters; manufacture and support of our K-MAX® manned and unmanned medium-to-heavy lift helicopters; and engineering design, analysis and certification services.  The company is a leading distributor of industrial parts, and operates approximately 240 customer service centers and five distribution centers across the U.S. and Puerto Rico. Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management. More information is available at www.kaman.com.
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Investor Contact:
James Coogan
VP, Investor Relations
(860) 243-6342
james.coogan@kaman.com

Media Contact:
Eric Remington
VP, Govt. Relations and Communications
(860) 243-6334
eric.remington@kaman.com